Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this day 25 May 2015 by and between ReWalk Robotics Ltd. (the “Company”), and Ori Gon and (the “Employee”) (each, a “Party” and collectively - the “Parties”).

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company; and

WHEREAS, the Parties wish to state the terms and conditions of the Employee’s employment by the Company, as set forth below;

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties hereby agree as follows:

General

1. Position. The Employee shall serve in the position described in Section 4 to Schedule 1 attached hereto (“Schedule 1”) (the “Position”). In such Position the Employee shall report regularly and shall be subject to the direction and control of the Company’s management, and specifically under the direction of the person specified in Section 5 to Schedule 1 (the “Direct Manager”). The Direct Manager may be replaced from time to time by the Company at its discretion. The Employee shall act in accordance with the Company’s regulations, guidelines, budgets, policies, procedures and general instructions, as shall be updated from time to time, and shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. The employee shall not use the tools, facilities and equipments of the Company for personal purposes, unless approved in advance by the Employee’s Direct Manager. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company.

2. Full Time Employment. The Employee will be employed on a full time basis. The Employee shall devote the Employee’s entire business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, except with the prior written consent of the Company.

3. Location. The Employee shall perform the Employee’s duties hereunder at the Company’s facilities in Israel, but understands and agrees that such duties may involve domestic and international travel.

4. Employee’s Representations and Warranties. The Employee confirms, represents and warrants that:

4.1. the execution and delivery of this Agreement and the fulfillment of its terms: (a) will not constitute a default under or conflict with any agreement or other instrument to which the Employee is a party or by which the Employee is bound; and (b) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of the Employee’s engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (i) the Employee’s engagement with the Company is not and will not be in breach of any of the Employee’s undertakings toward Other Employers, and (ii) the Employee will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer; and

4.2. subject to Sections 16-18 hereto, Employee shall continue to be bound by this Agreement even following change of control in the Company.

5. Report. The Employee shall be required to comply with the Company guidelines (as amended from time to time) with respect to the report and registration of hours the Employee devoted to the Company during each day of employment hereunder.

6. Proprietary Information; Assignment of Inventions and Non-Competition. By executing this Agreement the Employee confirms and agrees to the provisions of the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Schedule 6 hereto (“Employee’s Undertaking”). The Employee acknowledges and agrees that 20% of the Base Salary is paid as special supplementary monthly compensation in consideration for Employee’s Undertaking (the “Special Non-Competition Monthly Compensation”). The Employee warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice the Employee may suffer due to the Employee’s non-competition obligations, including but not limited to restriction of the Employee’s freedom of employment.

Salary and Additional Compensation; Bonuses; Insurance; Advanced Study Fund

7. Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the gross monthly amount set forth in Section 6 to Schedule 1 (the “Base Salary”). In addition, the Company shall pay to the Employee an additional gross monthly amount, as set forth in Section 7 to Schedule 1 for all of the Employee’s overtime hours, as they may be from time to time (the “Additional Compensation”; the Base Salary together with the Additional Compensation, the “Salary”). In addition, the Company shall pay the Employee for any and all daily travel costs to which the Employee may be entitled under any applicable law or orders, to the extent any apply. Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement, and Employee waives any claim or demand for any payment in excess thereof. The Employee’s Salary and other terms of employment may be reviewed and updated by the Company’s management from time to time, at the Company’s sole discretion. The Salary is to be paid to the Employee in accordance with the Company’s normal and reasonable payroll practices, after deduction of applicable taxes and like payments.

7.1.

8. Manager’s Insurance/Pension Fund.

8.1. The Company will insure the Employee under a “Manager’s Insurance Policy” (“Bituach Menahalim”) (“Policy”) or a Pension Fund (“Pension Fund”) to be selected by the Employee. At the end of each month during the employment of Employee, the Company shall pay an aggregate amount equal to 13.33% of the Salary for the preceding month to the Policy or 14.33% of the Salary for the preceding month to the Pension Fund (the “Company’s Contribution”), as follows: (a) 8.33% for severance pay component; and (b) for savings and risk component, either (i) in the case of a Policy, 5%, subject to deduction of 5% from the Salary by the Employee, as detailed below; or (ii) in the case of a Pension Fund, 6%, subject to deduction of 5.5% from the Salary, as detailed below. In addition, if the Employee shall elect a Policy, the Company shall pay up to 2.5% of the Salary towards loss of working capacity disability insurance (depending on the cost to the Company necessary to provide coverage) to be purchased by the Company. The Employee agrees that the Company shall deduct from the Salary an amount equal to 5% or 5.5% of the Salary for the preceding month, and shall pay such amount as premium payable in respect for savings and risk component of the Policy or the Pension Fund, as the case may be (the “Employee’s Contributions”). If the Employee elects to be insured under a combination of the Policy and Pension Plan, the Employee may determine the allocation between the two, provided that, in any event the Company’s contributions will not exceed the maximum amounts set forth above.

8.2. The appointment of the insurance agent for the Policy and/or Pension Fund (as applicable)will be in the sole discretion of the Company.

8.3. The Company undertakes to transfer the Policy and/or Pension Fund (as applicable) to the Employee after termination of the Employee’s employment with the Company, whether terminated by the Company or the Employee. Notwithstanding the above, in the event that the Employee’s employment is terminated with “Cause” as defined in Section 18 hereto or if the Employee fails to comply with any of the Employee’s obligations to the Company, the Company will not be obliged to release to the Employee the Company’s Contributions.

8.4. The Company’s Contributions will be in lieu of the severance pay that the Employee will be entitled to (if entitled) in the event of termination of the Employee’s employment, all in accordance with the provisions of section 14 of the Severance Pay Law, 5723-1963. The Employee’s signature on this Agreement represents the Employee’s agreement to the content of this Section. The Company waives in advance any right it may have in the future for the return of the Company’s Contributions, or any of them, unless:

8.4.1. The Employee’s entitlement for severance pay has been deprived by a judgment, under the provisions of sections 16 or 17 of the Severance Pay Law, 5723-1963, and as long as it was so deprived; or

8.4.2. The Employee has withdrawn monies from the Policy and/or Pension Fund (as applicable)not in circumstances of death, disability or retirement at the age of 60 or more.

A copy of the Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay is attached as Schedule 8.4 to this Agreement.

8.5. The Company’s Contribution to the Policy shall be calculated solely based on the Salary, and the Employee’s entitlement to severance pay, if any, shall be calculated solely based on the Salary and no other payment, right or benefit to which the Employee is entitled under this Agreement or by law shall be taken into account in such calculations.

9. Further Education Fund (“Keren Hishtalmut”)

9.1. The Company together with the Employee will maintain a Further Education Fund (the “Education Fund”). Each month the Company shall contribute to the Education Fund an amount equal to 7.5 % of the Salary and the Employee shall contribute to the Education Fund an amount equal to 2.5% of the Base Salary.

9.2. The Employee hereby agrees that all of the Employee’s aforementioned contributions shall be transferred to the Education Fund by the Company by deducting such amounts from each monthly Salary payment.

9.3. The Company reserves the right not to release to the Employee the amounts contributed by the Company to the Education Fund in the event that Employee’s termination was with “Cause,” as defined in Section 18 hereto.

9.4. For the avoidance of doubt, no amount remitted by the Company in respect of this Section 9 shall be considered as part of the Salary for any purpose, including for purposes of any deduction therefrom or calculation of severance pay.

9.5. The Employee acknowledges that the amounts accumulated in the Education Fund may be taxable and will bear all taxes in connection therewith.

Additional Benefits

10. Expenses. The Company will reimburse the Employee for reasonable business expenses borne by the Employee, provided that such expenses were approved in advance and in writing by the Company, and against valid invoices furnished by the Employee to the Company.

11. Vacation.

11.1. During each year, the Employee shall be entitled to the number of paid vacation days set forth in Section 9 to Schedule 1 (“Annual Vacation Days”), to be used at times subject to the reasonable approval of the Company, and shall be obligated to use at least seven (7) consecutive vacation days during each year (the “Mandatory Vacation Days”). The Employee acknowledges and agrees that the Employee shall not be entitled to accumulate any Mandatory Vacation Days, but may carry forward Excess Vacation Days (as defined in Section 11.2 below) from one year to the next, provided that (a) such days may only be carried forward for a period of two (2) years, and (b) the Employee shall not be entitled to accumulate more than the number of vacation days set forth in Section 10 to Schedule 1 at any time. During the Term, the Employee shall not be entitled to receive payment in lieu of any unused vacation days. Upon termination of employment, the Employee shall be entitled to redeem the unused vacation days the Employee is entitled to accumulate hereunder. In the event the Employee’s employment shall terminate for any reason prior to the end of a year, the Employee shall only be entitled to such number of vacation days pro-rated (on a linear basis) to the period of time in such year during which the Employee was employed by the Company. If the Employee had used in such year more then such pro-rated amount of vacation days, such extra vacation days shall be deemed a debt of the Employee to the Company which the Company may deduct from Employee’s Salary or any other monies due and payable to the Employee by the Company, and the Employee hereby agrees to such deduction.

11.2. “Excess Vacation Days” means all the Annual Vacation Days less the Mandatory Vacation Days.

12. Sick Leave; Recuperation Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Section 11 to Schedule 1 (with unused days to be accumulated up to the limit set pursuant to applicable law, which, for the avoidance of doubt, shall not be redeemable upon termination of employment or otherwise), and also to Recuperation Pay (“Dmei Havra’a”) in accordance with to applicable law.

13. Options. Subject to a resolution duly resolved by the Board of Directors of the Company (the “Board”), the Board may, at its discretion, grant the Employee an option to purchase shares of the Company at a price per share and under terms and conditions as determined by it (the “Option”). If granted, (A) the Option shall be subject to the terms of (a) the Company’s applicable share option plan and (b) an option agreement to be executed between the Company and the Employee; and (B) as a condition preceding to such grant, the Employee may be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws.

14. Cellular Phone During the Term the Company may, at its discretion, provide the Employee a Company’s cellular phone (the “Cellular Phone”), for use in connection with Employee’s duties hereunder, pursuant to Company’s policy, as may be amended from time to time. The Company shall bear all expenses relating to the Employee’s use and maintenance of the Cellular Phone attributed to the Employee under this Section up to an amount to be determined by the Company from time to time, with any excess whereof to be borne solely by the Employee. Such amount in excess shall be deemed a debt of the Employee to the Company which the Company may deduct from Employee’s Salary or any other monies due and payable to the Employee by the Company, and the Employee hereby agrees to such deduction. The Employee shall return the Cellular Phone to Company’s principal office immediately upon termination of Employee’s employment with Company or notice of termination or such other time as directed by the Company at its sole discretion. Employee shall have no rights of lien with respect to the Cellular Phone. The Employee shall bear and be liable for any and all tax liabilities applicable to the Employee in connection with the above.

15. Car.

15.1. Subject to the Company sole discretion, the Company shall provide the Employee a car of make and model as set forth in Section 12 to Schedule 1 (the “Car”), as part of the Company’s car leasing arrangement. The Car (with the keys and all licenses and other documentation relating to the Car) will be returned to the Company by the Employee immediately upon termination of the Employee’s employment for whatever reason, or notice of termination or such other time as directed by the Company at its sole discretion. Use of the Car shall be made at all times only in accordance with (a) the regulations, limitations, restrictions and other provisions of the Company’s car policy, as may be amended from time to time by the Company, and (b) the documentation provided by the leasing company, as amended from time to time. If required by the Company, the Employee will execute additional documents with respect to the lease and use of the Car.

15.2. The Company will bear all of the fixed and variable maintenance cost, including license, insurance, gas, repairs etc., but excluding personal traffic fines and the like. These payments will be paid by the Employee.

15.3. The Employee shall bear and be liable for any and all tax liability applicable to the use of the Car (“Hachnasa Zkufa”) and shall not be entitled to any reimbursement therefor. The Employee shall bear all expenses, loses, damages etc. caused as a result of the breach of his duties under the Company’s and the leasing company’s instructions for use of the Car, up to the “self payment” (Hishtatfut Atsmit) according to the leasing agreement.

15.4. In the event of returning of the car for any reason, except termination of employment initiated by the Company during the first six (6) months of employment, the Employee shall bear the fines for early returning of the car to the leasing company, according to the leasing agreement (early returning in the first leasing year –3 month leasing payments). The Car will be returned to the Company by the Employee upon the termination of employment.

15.5. The Employee’s spouse and children may be granted use of the car subject to holding driver license of a minimum of 2 years and subject to the terms and conditions of the leasing company ; no other person, except as otherwise authorized by the Company, shall be granted use the car.

15.6. The Employee shall:

15.6.1. bear all costs of any tolls, in case used for personal purpose (e.g.: road number 6), tickets, traffic offense or fines of any kind and any insurance self-participation payment related to the Car; such amounts shall be deemed a debt of the Employee to the Company which the Company may deduct from Employee’s Salary or any other monies due and payable to the Employee by the Company, and the Employee hereby agree to such deduction; and

15.6.2.   take good care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are observed (including the provisions with respect to the protection of the Car).

15.7. The Employee shall bear and be liable for any and all tax liability applicable to the use of the Car.

Term and Termination of Employment

16. Term. The Employee’s employment by the Company under this Agreement shall commence on the date set forth in Section 13 to Schedule 1 (the “Commencement Date”), and shall continue until it is terminated pursuant to the terms set forth herein (the “Term”).

17. Termination at Will.

17.1. Either Party may terminate the employment relationship hereunder at any time by giving the other Party a prior written notice as set forth in Section 14 to Schedule 1 (the “Notice Period”). During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee pursuant to its right under Section 17.3 hereto: (a) the employment relationship hereunder shall remain in full force and effect, (b) the Employee shall be obligated to continue to discharge and perform all of the Employee’s duties and obligations with Company, and (c) the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities. It is hereby clarified and agreed that if, during the Notice Period, Employee shall not attend the Company during normal working hours for any reason other than as instructed or consented by the Company, the Employee shall not be entitled to any payment (including Salary or any portion whereof) for such days of non-attendance.

17.2. In the event that the Employee does not deliver to the Company the required prior notice, the Employee shall pay compensation to the Company of an amount equal to the Salary to which the Employee would have been entitled during the Notice Period. Such amount shall be deemed a debt of the Employee to the Company and the Company shall be entitled to deduct such amount from any monies due and payable to the Employee.

17.3. Notwithstanding the aforesaid, the Company is entitled to terminate this Agreement and the employment relationship with immediate effect upon a written notice to Employee and payment to the Employee of a one time amount equal to the Salary to which the Employee would have been entitled during the Notice Period, in lieu of such prior notice.

18. Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. “Cause” means: (a) a material breach of this Agreement; (b) any willful failure to perform or willful failure to perform competently any of the Company’s instructions or any of the Employee’s fundamental functions or duties hereunder; (c) engagement in willful misconduct or acting in bad faith with respect to the Company, (d) any act of personal dishonesty or a breach of trust in connection with the Employee’s responsibilities to the Company resulting in substantial personal enrichment of the Employee; (e) any breach by the Employee of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Schedule 6 hereto; (f) conviction of a felony involving moral turpitude; (g) the use by the Employee of a controlled substance without a prescription or the use of alcohol which in any way impairs the Employee’s ability to carry out the Employee’s duties and responsibilities; or (h) any cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law.

Additional Provisions:

19. No Conflict. During the Employee’s employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the Employee’s position or employment in the Company.

20. Tax. Israeli income tax and other applicable withholdings shall be deducted at source from the payments to the Employee according to any applicable law, including, but not limited to, National Security and Health Tax.

21. Military Reserve Duty. In the event of the Employee shall be called to a military reserve duty (including a “one-day” military reserve duty), the Company shall pay the Employee the full Salary for those dates the Employee is called to military reserve duty, provided that the Employee provides the Company an appropriate certificate in order for the Company to receive the amounts due from the Israel National Insurance Institute.

Miscellaneous

22. (a) The Parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. (b) The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. (c) The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the Parties hereto (subject to the applicable provisions of law). (d) No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either Party of any terms of conditions hereof. (e) In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. (f) The preface and schedules to this Agreement constitute an integral and indivisible part hereof. (g) Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in this Agreement, shall be deemed to include the feminine gender. (h) This Agreement constitutes the entire understanding and agreement between the Parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a consent by both Parties hereto. (i) The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms and/or any other benefit received from the Company to any third party, including, without limitation, other employees of the Company.

THE EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND THE PROVISIONS OF THIS AGREEMENT AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT OR ITS SCHEDULES TO ANY OTHER LANGUAGE.

העובד מצהיר בזאת כי השפה האנגלית מוכרת ומובנת לו וכי הוא אינו זקוק לתרגום הסכם זה ונספחיו לשפה אחרת.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

	/s/ Ami Kraft	/s/ Ori Gon
	ReWalk Robotics Ltd.	Ori Gon

By:	Ami Kraft
Title:	General Manager

Schedule 1

To the Personal Employment Agreement by and between

ReWalk Robotics Ltd. and the Employee whose name is set forth herein

1. Name of Employee:	Ori Gon
2. ID No. of Employee:	043190818
3. Address of Employee:	Anielewicz St 5 A Kiriat Motzkin
4. Position in the Company:	Corporate Controller
5. Under the Direct Direction of:	Company CFO
6. Base Salary:	NIS 25,200
7. Additional Compensation:	NIS 6,300
8. Bonus	Annual bonus program of 15% of annual Salary paid annually based on annual objectives
9. Vacation Days Per Year:	20
10. Maximum Accumulation of Vacation Days:	30 days
11. Sick Leave Days Per Year:	In accordance with applicable law
12. Car make and Model:	Scoda Octavia
13. Commencement Date:	July 19, 2015
14. Notice Period:	60
15. Non Compete Period:	24 months

/s/ Ori Gon
Ori Gon

Schedule 6

To the Personal Employment Agreement by and between

ReWalk Robotics Ltd. and the Employee whose name is set forth herein

Name of employee: Ori Gon
ID No.of employee: 043190818

General

1. Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Schedule is attached (the “Agreement”). For purposes of any undertaking of the Employee toward the Company, the term “Company” shall include any parent company, subsidiaries and affiliates of the Company. The Employee’s obligations and representations and the Company’s rights under this Schedule 6 shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

2. For the purpose of this Schedule 6 to the Agreement, the term “Field” shall refer to the Company’s field of activities, i.e. ReWalk Exoskeleton and gaiting algorithm [.

Confidentiality; Proprietary Information

3. “Proprietary Information” means confidential or proprietary information, whether or not patentable, whether in tangible or intangible form (including documentary, written, oral or computer generated), and whether or not marked or otherwise asserted as confidential, concerning the Company, including, without limitation, (i) conceptions, inventions, developments, improvements, designs, techniques, processes, methods, ideas, know-how, reports, research and research records, drawings, technical and other data, formulations and the existence, scope or activities of any projects of the Company (ii) equipment, products (actual or planned), information and industrial secrets; (iii) trade secrets and market information, including, without limitation, sales, costs, prices, prospective customers, suppliers and sources of supply; (iv) forecasts, marketing activities and plans, advertising, competitive environments and competitors; (v) operations, credit and financial data, business information, and any information relating to the board, advisory board(s), investments, investors, consultants, employees, budget information and technical information (including research and development), business, strategic plans and regulatory information and affairs of the Company and its products; and (vi) patents, patent applications, copyright, trademark, trade dress, technologies and other intellectual property rights and strategies related thereto.

4. Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee’s association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Schedule by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally and publicly known in the industries or trades in which the Company operates.

5. Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

6. Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the property solely of the Company its assigns. At all times, both during the employment relationship and after the termination of the engagement between the Parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or its subsidiaries, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement.

7. Upon termination of Employee’s engagement with the Company for whatever reason, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s engagement with the Company, and will not keep or retain any documents or materials or copies thereof containing any Proprietary Information.

8. Employee’s undertakings set forth in Section 3 through Section 7 to this Schedule shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

9. “Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee’s engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the Field (as defined in Section 2 to this Schedule above), or to past, current or anticipated research and development of the Company.

10. The Employee hereby confirms that all rights that the Employee may have had at any time in any and all Company’s Inventions are and have been from inception in the ownership solely of the Company. If ever any doubt shall arise as to the Company’s rights or title in any Company Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then the Employee hereby irrevocably transfers and assigns in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Company’s Inventions. The Employee has attached as Exhibit 10 hereto a complete list of all inventions to which the Employee claims ownerships (the “Prior Inventions”) and that the Employee desires to exclude from the operation of this Schedule, and acknowledges and agrees that such list is complete. If no such list is attached to this Schedule, the Employee represents that the Employee has no such Prior Inventions at the time of signing this Schedule. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Schedule. If, in the course of performance of services for the Company, the Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Employee agrees that it will not incorporate, or permit to be incorporated, Prior Inventions in any Company’s Inventions without the Company’s prior written consent. The Employee hereby represents and undertakes that no third party, including any of Employee’s previous employers or any entity with whom the Employee was engaged, has any rights in the Prior Inventions and that the Employee’s employment by the Company will not grant any third party any right in the results of the Employee’s work.

11. Employee undertakes and covenants that Employee will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of the Employee’s employment by the Company, not to make any use of any intellectual property rights of any third party.

12. Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that the Employee may have in or with respect to any Company Invention. For the avoidance of any doubt, it is hereby clarified that the provisions contained in Section 11 and this Section 12 to this Schedule will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). In no event will such Service Invention become the property of the Employee, and the provisions contained in Section 132(b) of the Patent Law shall not apply, unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights, and the Employee hereby specifically and irrevocably waives any right the Employee may have to such payment (including, inter-alia, in relation with Section 134 of the Patent Law).

13. Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee’s engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

14. In consideration of Employee’s terms of employment hereunder, which include special compensation for the Employee’s undertakings under this Section 14 and the following Section 15, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that, so long as the Agreement is in effect and for a period of twenty four(24) months following termination of the Agreement for whatever reason, the Employee will not, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.

15. Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the six (6) months preceding termination of Employee’s employment with the Company.

Reasonableness of Protective Covenants

16. Insofar as the protective covenants set forth in this Schedule (the “Protective Covenants”) are concerned, Employee specifically acknowledges, stipulates and agrees that: (i) the Protective Covenants are reasonable, necessary and essential to protect the goodwill, property and Proprietary Information of the Company, and the benefits, rights and expectations of the Company in conducting and operating its business; (ii) the area and time duration of the Protective Covenants are in all things reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company, and (iii) good and valuable consideration exists under the Agreement, for Employee’s agreement to be bound by the provisions of this Schedule. Nevertheless, if any of the restrictions set forth in this Schedule is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the Parties hereto intend for the restrictions set forth in this Schedule to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

17. Employee acknowledges that the legal remedies for breach of the provisions of this Schedule may be found inadequate and therefore agrees that, in the event of a breach or a threatened breach of any of such provisions, the Company shall have the right, in addition to any other remedies which may be available to it under applicable law or otherwise, to obtain temporary, preliminary and permanent injunctions against any and all such actions.

/s/ Ori Gon
Ori Gon

Schedule 8.2

Objectives and Targets Plan for 2015

Schedule 8.4

Order and Confirmation Regarding Payments of Employers

to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)	for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for the Employee’s employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less that one of the following:

(1)	13.33% of the Exempt Wages if the employer pays the employee additional payments to insure the Employee’s monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)	11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that includes –

(A)	the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)	an advanced waiver of the employer for any right that the Employee could have to have the Employee’s payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages

[Name and Title of the Minister]

/s/ Ori Gon